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                                                                    EXHIBIT 11

EUROMED, INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT
PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 1996

       (in thousands of US dollars)              Nine Months Ended
                                                    September 30
                                                        1996
                                                 -----------------
Net Earnings                                              483

Computation of weighted average
  number of shares outstanding

Weighted average common shares                       3,091,423
                                                     ---------

Primary and fully diluted earnings per
  common share                                            0.16
                                                     ---------





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